Exhibit 99

[Alcoa logo]

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Tony Thene	Kevin G. Lowery
(212) 836-2674	(412) 553-1424
Mobile (724) 422-7844

ALCOA REPORTS THIRD QUARTER 2007 INCOME FROM CONTINUING

OPERATIONS OF $0.64 PER SHARE

BOARD INCREASES SHARE BUYBACK PROGRAM TO 25% OF

OUTSTANDING SHARES

Highlights:

•	Income from continuing operations of $558 million, or $0.64 per share, a three percent increase from a year ago.

•	Revenues of $7.4 billion.

•	Board increases authorization to repurchase shares to 25 percent of outstanding shares, up from previously authorized 10 percent.

•	Chalco sale and upcoming packaging and automotive castings sales to provide cash and flexibility to enhance shareholder value.

•	Debt-to-capital stands at 29 percent.

•	Trailing 12-month ROC stands at 11.8 percent including significant growth investments; excluding investments in growth, ROC is 14.6 percent.

•	Quarterly results impacted by Chalco gain, restructuring and impairment charges, currency, seasonality, metal prices, higher energy costs and softening markets.

NEW YORK, NY – October 9, 2007 – Alcoa (NYSE: AA) today reported third quarter income from continuing operations of $558 million, or $0.64 per diluted share. Third quarter income from continuing operations increased three percent from $540 million, or $0.62, in the third quarter of 2006. Income from continuing operations was $716 million, or $0.81, in the second quarter of 2007.

As a result of the Company’s strong capital structure and healthy cash flows, Alcoa’s Board of Directors has authorized the repurchase of up to 25 percent of the company’s outstanding common stock, or approximately 217 million shares.

Under the earlier repurchase program, 43 million shares, or approximately five percent, had already been repurchased by the end of the third quarter, leaving the company with authorization to buy back approximately 174 million shares.

“The Chalco sale, combined with proceeds from the upcoming sales of our packaging and auto castings businesses, give us a strong balance sheet, increased flexibility to ramp-up share repurchases, and deliver greater shareholder value,” said Alcoa Chairman and CEO Alain Belda.

Net income for the third quarter of 2007 was $555 million, or $0.63, compared to $537 million, or $0.61, in the third quarter of 2006 and $715 million, or $0.81, in the 2007 second quarter. Third quarter results were impacted by the Chalco sale, charges associated with planned asset sales and restructuring, higher petroleum and energy costs, seasonality, lower metal prices and softness in the North American economy.

In the first nine months of 2007, net income was $1.93 billion, or $2.20, compared with $1.89 billion, or $2.16, in 2006. Year-to-date income from continuing operations was $1.95 billion compared with $1.90 billion in 2006.

Revenues for the quarter were $7.4 billion, compared with $7.6 billion in 2006 and $8.1 billion in the 2007 second quarter. This quarter’s results were primarily impacted by the exclusion of the company’s soft alloy extrusion business as a result of forming a joint venture with Sapa in June, lower metal prices, seasonality and softness in the North American markets.

“Macroeconomic drivers such as the weakening US dollar, higher petroleum costs, and market softness in North America impacted the quarter,” said Belda. “Despite these challenges, we have established all-time records for revenue, net income, earnings per share and cash from operations in the first nine months of the year,” added Belda.

Cash from operations for the quarter was $592 million, including the impact of approximately $200 million in contributions to the company’s pension plans. Year-to-date, cash from operations was $2.47 billion, including pension contributions.

Capital expenditures for the quarter were $941 million, with 66 percent dedicated to growth projects. Year-to-date, the company has invested $1.74 billion in growth projects, or 67 percent of capital expenditures.

The company’s debt-to-capital ratio at the end of the third quarter of 2007 stood at 29 percent, the lowest since 1999.

The Company’s trailing 12-month return on capital (ROC) stands at 11.8 percent including significant investments in growth projects and construction work in progress; excluding investments in growth and construction work in progress, ROC is 14.6 percent.

Segment and Other Results

Alumina – After tax operating income (ATOI) was $215 million, a decrease of $61 million, or 22 percent, from the prior quarter. System production decreased by a net of 24 kmt as production increases throughout the system offset much of the loss in Jamaica due to Hurricane Dean. Higher energy costs, the weakening US dollar and hurricane damages also impacted the quarter.

Primary Metals – ATOI was $283 million, down $179 million, or 39 percent, compared to the prior quarter. The ATOI decrease resulted from lower LME prices and premiums, unfavorable energy and currency, Iceland start-up costs and continued curtailment costs at Rockdale and Tennessee. Third-party realized metal prices decreased $145 per metric ton, or 5 percent, to $2,734 per ton. Primary metal production for the quarter increased 33 kmt to 934 kmt. The Company purchased approximately 58 kmt of primary metal for internal use as part of its strategy to sell value-added products.

Flat-Rolled Products – ATOI was $61 million, down $32 million, or 34 percent, from the prior quarter and up $13 million, or 27 percent, from the year ago quarter. The decrease in ATOI from the prior quarter was primarily due to seasonally lower volumes and unfavorable product mix.

Extruded and End Products – ATOI was $13 million, down $33 million from the prior quarter and down $3 million from the year ago quarter. The decrease from the prior quarter is primarily related to the soft alloy extrusion businesses for which no depreciation was recorded in the second quarter while the assets were held for sale. Additionally, these businesses were impacted by normal seasonality. The majority of the Company’s soft alloy extrusions business became part of the Sapa joint venture on June 1, 2007. The global hard alloy extrusions and building and construction systems business remained strong.

Engineered Solutions – ATOI was $60 million, down $45 million, or 43 percent, from the prior quarter and down $15 million, or 20 percent, from the year ago quarter. The 2007 third quarter results were impacted by normal seasonality and increased weakness in the automotive industry. In addition, a one-time inventory charge as part of restructuring our automotive business and a German tax rate change impacted the segment.

Packaging and Consumer – ATOI was $36 million, up $12 million, or 50 percent, from the year ago quarter and down one million, or three percent, from the prior quarter. On a sequential basis, productivity improvements offset most of the expected seasonal decline. The significant improvement over the prior year quarter was due to productivity gains across all businesses.

Alcoa will hold its quarterly conference call at 5:00 PM Eastern Time on October 9th to present the quarter’s results. The meeting will be webcast via alcoa.com. Call information and related details are available at www.alcoa.com under “Invest.”

Alcoa is the world’s leading producer and manager of primary aluminum, fabricated aluminum and alumina facilities, and is active in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components including flat-rolled products, hard alloy extrusions, and forgings, Alcoa also markets Alcoa® wheels, fastening systems, precision and investment castings, structures and building systems. The company has 116,000 employees in 44 countries and has been named one of the top most sustainable corporations in the world at the World Economic Forum in Davos, Switzerland. More information can be found at www.alcoa.com

Forward Looking Statement

Certain statements in this release relate to future events and expectations, and as such constitute forward-looking statements involving known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. Alcoa disclaims any intention or obligation, other than as required by law, to update or revise any forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in global economic or aluminum industry conditions generally, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices for primary aluminum and other products; (b) material adverse changes in the markets served by Alcoa, including the packaging, transportation, distribution, building and construction, aerospace, industrial gas turbine and other markets; (c) Alcoa’s inability to implement successfully its strategy for growth or its productivity, cost-reduction or capital structure enhancement initiatives; (d) Alcoa’s inability to realize the full extent of the expected savings or benefits from its restructuring activities, to complete such activities in accordance with its planned timetable, or to assure that subsequent developments do not cause the actual charges to exceed the estimated charges; (e) changes in laws, governmental regulations or policies, currency exchange rates or competitive factors in the countries in which Alcoa operates; (f) significant legal proceedings or investigations adverse to Alcoa, including environmental, product liability, safety and health and other claims; and (g) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2006, Forms 10-Q for the quarters ended March 31, 2007 and June 30, 2007, and other reports filed with the Securities and Exchange Commission.

Alcoa and subsidiaries

Condensed Statement of Consolidated Income (unaudited)

(in millions, except per-share, share, and metric ton amounts)

	Quarter ended
	September 30, 2006	June 30, 2007	September 30, 2007
Sales	$7,631	$8,066	$7,387

Cost of goods sold (exclusive of expenses below)	6,015	6,178	5,910
Selling, general administrative, and other expenses	326	367	365
Research and development expenses	53	55	64
Provision for depreciation, depletion, and amortization	325	317	338
Goodwill impairment charge	—	—	133
Restructuring and other charges	(3)	(57)	444
Interest expense	101	86	151
Other income, net	(48)	(60)	(1,731)

Total costs and expenses	6,769	6,886	5,674

Income from continuing operations before taxes on income	862	1,180	1,713
Provision for taxes on income	213	354	1,079

Income from continuing operations before minority interests’ share	649	826	634
Less: Minority interests’ share	109	110	76

Income from continuing operations	540	716	558

Loss from discontinued operations	(3)	(1)	(3)

NET INCOME	$537	$715	$555

Earnings (loss) per common share:
Basic:
Income from continuing operations	$.62	$.82	$.64
Loss from discontinued operations	—	—	—

Net income	$.62	$.82	$.64

Diluted:
Income from continuing operations	$.62	$.81	$.64
Loss from discontinued operations	(.01)	—	(.01)

Net income	$.61	$.81	$.63

Average number of shares used to compute:
Basic earnings per common share	867,589,707	872,978,729	867,664,875
Diluted earnings per common share	873,494,404	882,742,445	877,700,035

Shipments of aluminum products (metric tons)	1,396,000	1,364,000	1,328,000

Alcoa and subsidiaries

Condensed Statement of Consolidated Income (unaudited), continued

(in millions, except per-share, share, and metric ton amounts)

	Nine months ended September 30,
	2006	2007
Sales	$22,539	$23,361

Cost of goods sold (exclusive of expenses below)	17,186	18,095
Selling, general administrative, and other expenses	1,035	1,089
Research and development expenses	150	171
Provision for depreciation, depletion, and amortization	955	959
Goodwill impairment charge	—	133
Restructuring and other charges	(11)	413
Interest expense	291	320
Other income, net	(144)	(1,835)

Total costs and expenses	19,462	19,345

Income from continuing operations before taxes on income	3,077	4,016
Provision for taxes on income	836	1,768

Income from continuing operations before minority interests’ share	2,241	2,248
Less: Minority interests’ share	338	301

Income from continuing operations	1,903	1,947

Loss from discontinued operations	(14)	(15)

NET INCOME	$1,889	$1,932

Earnings (loss) per common share:
Basic:
Income from continuing operations	$2.19	$2.24
Loss from discontinued operations	(.02)	(.02)

Net income	$2.17	$2.22

Diluted:
Income from continuing operations	$2.17	$2.22
Loss from discontinued operations	(.01)	(.02)

Net income	$2.16	$2.20

Average number of shares used to compute:
Basic earnings per common share	869,241,174	869,245,090
Diluted earnings per common share	875,472,002	877,964,737

Common stock outstanding at the end of the period	867,077,839	852,046,355

Shipments of aluminum products (metric tons)	4,146,000	4,057,000

Alcoa and subsidiaries

Condensed Consolidated Balance Sheet (unaudited)

(in millions)

	December 31, 2006 (a)	September 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$506	$1,314
Receivables from customers, less allowances of $68 in 2006 and $72 in 2007	2,788	2,976
Other receivables	301	364
Inventories	3,380	3,311
Fair value of derivative contracts	295	140
Prepaid expenses and other current assets	1,083	1,289

Total current assets	8,353	9,394

Properties, plants, and equipment	27,689	30,660
Less: accumulated depreciation, depletion, and amortization	13,682	14,527

Properties, plants, and equipment, net	14,007	16,133

Goodwill	4,885	4,793
Investments	1,718	1,981
Other assets	3,939	3,853
Assets held for sale	4,281	3,044

Total assets	$37,183	$39,198

LIABILITIES
Current liabilities:
Short-term borrowings	$462	$575
Commercial paper	340	356
Accounts payable, trade	2,407	2,649
Accrued compensation and retirement costs	949	977
Taxes, including taxes on income	851	1,524
Other current liabilities	1,360	1,268
Long-term debt due within one year	510	198

Total current liabilities	6,879	7,547

Commercial paper	1,132	—
Long-term debt, less amount due within one year	4,777	6,332
Accrued pension benefits	1,566	1,311
Accrued postretirement benefits	2,956	2,840
Other noncurrent liabilities and deferred credits	2,002	1,959
Deferred income taxes	762	534
Liabilities of operations held for sale	678	437

Total liabilities	20,752	20,960

MINORITY INTERESTS	1,800	2,324

SHAREHOLDERS’ EQUITY
Preferred stock	55	55
Common stock	925	925
Additional capital	5,817	5,760
Retained earnings	11,066	12,405
Treasury stock, at cost	(1,999)	(2,510)
Accumulated other comprehensive loss	(1,233)	(721)

Total shareholders’ equity	14,631	15,914

Total liabilities and equity	$37,183	$39,198

(a)	The Condensed Consolidated Balance Sheet as of December 31, 2006 has been reclassified to reflect the movement of the automotive castings and packaging and consumer businesses to held for sale in the third quarter of 2007.

Alcoa and subsidiaries

Condensed Statement of Consolidated Cash Flows (unaudited)

(in millions)

	Nine months ended September 30,
	2006 (b)	2007
CASH FROM OPERATIONS
Net income	$1,889	$1,932
Adjustments to reconcile net income to cash from operations:
Depreciation, depletion, and amortization	955	959
Deferred income taxes	(78)	518
Equity income, net of dividends	(65)	(79)
Goodwill impairment charge	—	133
Restructuring and other charges	(11)	413
Gains from investing activities – asset sales	(11)	(1,772)
Provision for doubtful accounts	16	13
Loss from discontinued operations	14	15
Minority interests	338	301
Stock-based compensation	57	83
Excess tax benefits from stock-based payment arrangements	(16)	(77)
Other (c)	(181)	(33)
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) decrease in receivables	(287)	224
(Increase) decrease in inventories	(518)	184
(Increase) in prepaid expenses and other current assets	(200)	(100)
(Decrease) in accounts payable and accrued expenses	(460)	(145)
Increase in taxes, including taxes on income (c)	270	341
Cash received on long-term aluminum supply contract	—	93
Pension contributions	(344)	(297)
Net change in noncurrent assets and liabilities	(28)	(188)
(Increase) in net assets held for sale	(106)	(49)

CASH PROVIDED FROM CONTINUING OPERATIONS	1,234	2,469
CASH USED FOR DISCONTINUED OPERATIONS	—	(1)

CASH PROVIDED FROM OPERATIONS	1,234	2,468

FINANCING ACTIVITIES
Net change in short-term borrowings	86	102
Net change in commercial paper	1,281	(1,116)
Additions to long-term debt	20	2,049
Debt issuance costs	—	(126)
Payments on long-term debt	(32)	(848)
Common stock issued for stock compensation plans	141	819
Excess tax benefits from stock-based payment arrangements	16	77
Repurchase of common stock	(290)	(1,548)
Dividends paid to shareholders	(392)	(447)
Dividends paid to minority interests	(281)	(310)
Contributions from minority interests	64	369

CASH PROVIDED FROM (USED FOR) FINANCING ACTIVITIES	613	(979)

INVESTING ACTIVITIES
Capital expenditures	(2,054)	(2,615)
Capital expenditures of discontinued operations	(4)	—
Proceeds from the sale of assets	19	87
Additions to investments	(52)	(123)
Sales of investments	7	1,981
Net change in short-term investments and restricted cash	(3)	(23)
Other	15	(13)

CASH USED FOR INVESTING ACTIVITIES	(2,072)	(706)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	25	25

Net change in cash and cash equivalents	(200)	808
Cash and cash equivalents at beginning of year	762	506

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$562	$1,314

(b)	The Condensed Statement of Consolidated Cash Flows for the nine months ended September 30, 2006 has been reclassified to reflect the movement of the soft alloy extrusions business to held for sale in the fourth quarter of 2006, and the automotive castings and packaging and consumer businesses to held for sale in the third quarter of 2007.
(c)	A reclassification of $53 related to income taxes was made in the September 30, 2006 period to conform to the current period presentation.

Alcoa and subsidiaries

Segment Information (unaudited)

(dollars in millions, except realized prices; production and shipments in thousands of metric tons [kmt])

	1Q06	2Q06	3Q06	4Q06	2006	1Q07	2Q07	3Q07
Alumina:
Alumina production (kmt)	3,702	3,746	3,890	3,790	15,128	3,655	3,799	3,775
Third-party alumina shipments (kmt)	2,023	2,108	2,205	2,084	8,420	1,877	1,990	1,937
Third-party sales	$628	$713	$733	$711	$2,785	$645	$712	$664
Intersegment sales	$555	$515	$524	$550	$2,144	$579	$587	$631
Equity (loss) income	$(1)	$—	$(2)	$1	$(2)	$1	$—	$(1)
Depreciation, depletion, and amortization	$43	$46	$47	$56	$192	$56	$62	$76
Income taxes	$93	$112	$108	$115	$428	$100	$102	$89
After-tax operating income (ATOI)	$242	$278	$271	$259	$1,050	$260	$276	$215

Primary Metals:
Aluminum production (kmt)	867	882	895	908	3,552	899	901	934
Third-party aluminum shipments (kmt)	488	508	535	556	2,087	518	565	584
Alcoa’s average realized price per metric ton of aluminum	$2,534	$2,728	$2,620	$2,766	$2,665	$2,902	$2,879	$2,734
Third-party sales	$1,408	$1,589	$1,476	$1,698	$6,171	$1,633	$1,746	$1,600
Intersegment sales	$1,521	$1,696	$1,467	$1,524	$6,208	$1,477	$1,283	$1,171
Equity income	$20	$28	$16	$18	$82	$22	$18	$11
Depreciation, depletion, and amortization	$96	$102	$100	$97	$395	$95	$102	$102
Income taxes	$197	$209	$140	$180	$726	$214	$196	$80
ATOI	$445	$489	$346	$480	$1,760	$504	$462	$283

Flat-Rolled Products:
Third-party aluminum shipments (kmt)	562	579	568	564	2,273	568	583	602
Third-party sales	$1,940	$2,115	$2,115	$2,127	$8,297	$2,275	$2,344	$2,309
Intersegment sales	$49	$66	$65	$66	$246	$60	$63	$59
Equity loss	$—	$(1)	$—	$(1)	$(2)	$—	$—	$—
Depreciation, depletion, and amortization	$50	$57	$57	$55	$219	$55	$55	$58
Income taxes	$26	$25	$19	$(2)	$68	$26	$33	$31
ATOI	$66	$79	$48	$62	$255	$62	$93	$61

Extruded and End Products:
Third-party aluminum shipments (kmt)	223	231	220	203	877	213	146	78
Third-party sales	$1,038	$1,165	$1,146	$1,070	$4,419	$1,175	$965	$563
Intersegment sales	$23	$31	$20	$25	$99	$42	$26	$13
Equity income (loss)	$—	$—	$—	$—	$—	$—	$9	$(2)
Depreciation, depletion, and amortization	$28	$30	$29	$31	$118	$9	$10	$11
Income taxes	$1	$8	$7	$2	$18	$11	$29	$5
ATOI	$—	$17	$16	$27	$60	$34	$46	$13

Engineered Solutions:
Third-party aluminum shipments (kmt)	37	38	34	30	139	31	30	27
Third-party sales	$1,360	$1,405	$1,345	$1,346	$5,456	$1,449	$1,478	$1,407
Equity income (loss)	$—	$—	$1	$(5)	$(4)	$—	$—	$—
Depreciation, depletion, and amortization	$40	$42	$43	$44	$169	$41	$42	$46
Income taxes	$37	$44	$35	$(15)	$101	$44	$47	$38
ATOI	$83	$100	$75	$73	$331	$93	$105	$60

Packaging and Consumer:
Third-party aluminum shipments (kmt)	40	44	39	46	169	35	40	37
Third-party sales	$749	$834	$815	$837	$3,235	$736	$837	$828
Equity income	$—	$—	$—	$1	$1	$—	$—	$—
Depreciation, depletion, and amortization	$31	$31	$30	$32	$124	$30	$30	$29
Income taxes	$5	$9	$8	$11	$33	$7	$17	$17
ATOI	$8	$37	$24	$26	$95	$19	$37	$36

Alcoa and subsidiaries

Segment Information (unaudited), continued

(in millions)

	1Q06	2Q06	3Q06	4Q06	2006	1Q07	2Q07	3Q07
Reconciliation of ATOI to consolidated net income:
Total segment ATOI	$844	$1,000	$780	$927	$3,551	$972	$1,019	$668
Unallocated amounts (net of tax):
Impact of LIFO (1)	(36)	(49)	(19)	(66)	(170)	(27)	(16)	10
Interest income	11	10	23	14	58	11	9	10
Interest expense	(60)	(63)	(66)	(61)	(250)	(54)	(56)	(98)
Minority interests	(105)	(124)	(109)	(98)	(436)	(115)	(110)	(76)
Corporate expense	(89)	(82)	(64)	(82)	(317)	(86)	(101)	(101)
Restructuring and other charges	(1)	6	2	(386)	(379)	(18)	21	(311)
Discontinued operations	(6)	(5)	(3)	101	87	(11)	(1)	(3)
Other	50	51	(7)	10	104	(10)	(50)	456

Consolidated net income	$608	$744	$537	$359	$2,248	$662	$715	$555

(1)	Certain amounts for the first and second quarter of 2006 have been reclassified to Other so that this line reflects only the impact of LIFO. Presenting the Impact of LIFO as a separate line in the Reconciliation of ATOI started in the third quarter of 2006.

Certain amounts for the first and second quarter of 2006 included in the Extruded and End Products segment and the Reconciliation of ATOI have been reclassified to reflect the movement of the home exteriors business to discontinued operations in the third quarter of 2006.

The difference between certain segment financial information totals and consolidated financial information is in Corporate.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited)

(in millions)

Bloomberg Return on Capital (1)			Bloomberg Return on Capital, Excluding Growth Investments (1)
	Twelve months ended September 30,			Twelve months ended September 30,
	2006	2007		2006	2007
Net income	$2,113	$2,291	Net income	$2,113	$2,291

Minority interests	418	399	Minority interests	418	399

Interest expense (after tax)	272	246	Interest expense (after tax)	272	246

Numerator	$2,803	$2,936	Numerator	2,803	2,936

			Net losses of growth investments (2)	85	57

			Adjusted numerator	$2,888	$2,993

Average Balances			Average Balances
Short-term borrowings	$349	$497	Short-term borrowings	$349	$497
Short-term debt	449	525	Short-term debt	449	525
Commercial paper	1,678	1,275	Commercial paper	1,678	1,275
Long-term debt	4,915	5,390	Long-term debt	4,915	5,390
Preferred stock	55	55	Preferred stock	55	55
Minority interests	1,416	1,927	Minority interests	1,416	1,927
Common equity (3)	14,120	15,255	Common equity (3)	14,120	15,255

Denominator	$22,982	$24,924	Denominator	22,982	24,924

			Capital projects in progress and capital base of growth investments (2)	(2,540)	(4,430)

			Adjusted denominator	$20,442	$20,494

Return on capital	12.2%	11.8%	Return on capital, excluding growth investments	14.1%	14.6%

Return on capital, excluding growth investments is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because it provides greater insight with respect to the underlying operating performance of the company’s productive assets. The company has significant growth investments underway in its upstream and downstream businesses, as previously noted, with expected completion dates over the next several years. As these investments generally require a period of time before they are productive, management believes that a return on capital measure excluding these growth investments is more representative of current operating performance.

(1)	The Bloomberg Methodology calculates ROC based on the trailing four quarters. Average balances are calculated as (September 2007 ending balance + September 2006 ending balance) divided by 2 for the twelve-month period ending September 30, 2007, and (September 2006 ending balance + September 2005 ending balance) divided by 2 for the twelve-month period ending September 30, 2006.
(2)	For all periods presented, growth investments include Russia and Bohai. Kunshan is also included as a growth investment for the twelve-month period ending September 30, 2007.
(3)	Calculated as total shareholders’ equity less preferred stock.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in millions)

Days of Working Capital

	Quarter ended
	September 30, 2006 (a)	June 30, 2007 (a)	September 30, 2007
Receivables from customers, less allowances	$2,802	$2,991	$2,976
Add: Inventories	3,363	3,216	3,311
Less: Accounts payable, trade	2,209	2,388	2,649

Working Capital	$3,956	$3,819	$3,638

Sales	$7,631	$8,066	$7,387

Days of Working Capital	47.7	43.1	45.3

Days of Working Capital = Working Capital divided by (Sales/number of days in the quarter)

(a)	Certain financial information for the quarters ended September 30, 2006 and June 30, 2007 has been reclassified to reflect the movement of the automotive castings and packaging and consumer businesses to held for sale in the third quarter of 2007. Also, certain financial information for the quarter ended September 30, 2006 has been reclassified to reflect the movement of the soft alloy extrusions business to held for sale in the fourth quarter of 2006.